Exhibit 5

(Translation)
To whom it may concern
February 21, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Change in a Subsidiary
     NIS GROUP CO., LTD. (the “Company”) hereby announces that as a result of an investment in an overseas subsidiary of the Company by investment vehicles managed by TPG as part of the strategic investment and business alliance between the Company and TPG, one of the Company’s subsidiaries, Nissin Leasing (China), Co., Ltd. is no longer a subsidiary of the Company and has become an affiliate accounted for under the equity method, as described below.
1. Reason for Change
     As part of the strategic investment and business alliance with TPG, TPG invested an aggregate amount of USD 102,500,000 in Nissin China Holdings, LLC, established by the Company in the State of Delaware, U.S.A (“Delaware LLC”), through investment vehicles managed by TPG, on February 20, 2008. TPG obtained 50% of the voting rights of Delaware LLC. As a result of this investment, acceptance by Delaware LLC of a majority of board members dispatched by TPG and other factors, the Company’s subsidiary, Nissin Leasing (China) Co., Ltd., which is indirectly wholly owned by Delaware LLC through corporations established in the Cayman Islands and Hong Kong Special Administrative Region of the PRC, is no longer a subsidiary of the Company and has become an affiliate accounted for under the equity method, as of February 20, 2008.
2. Outline of Nissin Leasing (China) Co., Ltd.

(1) Name:	Nissin Leasing (China) Co., Ltd.
(2) Representative:	Chairman & President, Yunwei Chen
(3) Location:	1607-10, Shanghai Times Square-Office Tower, No.93 Huaihai Zhong Rd., Shanghai, China 200021
(4) Establishment:	July 9, 2004
(5) Business:	Leasing business
(6) Fiscal year	December 31
(7) Registered capital:	USD 202,500,000
(8) Paid-in capital:	USD 100,000,000
3. Future Projections
     The effect of the abovementioned change in a subsidiary on the Company’s performance for the fiscal year ending March 31, 2008 is expected to be minor. Therefore, there will be no change in the Company’s financial forecasts for the fiscal year ending March 31, 2008 announced on January 31, 2008. Since the abovementioned change in a subsidiary was factored into the mid-term business strategy, the mid-term business strategy has not been changed.

     These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions.